EXHIBIT 10.5

STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of November 22, 2021 (“Agreement”), by and among MANA CAPITAL ACQUISITION CORP., a Delaware corporation (the “Company”), MANA CAPITAL LLC, a Delaware limited liability company and a stockholder of the Company (“Sponsor”), JONATHAN INTRATER (“Intrater”), ALLAN LIU (“Liu”), LOREN MORTMAN (“Mortman”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (“Escrow Agent”).

WHEREAS, the Company was formed by the Sponsor for the purpose of completing a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination (a “Business Combination”) with one or more businesses or entities;

WHEREAS, the Company has entered into an Underwriting Agreement, dated November 22, 2021 (“Underwriting Agreement”), with LADENBURG THALMANN & CO., INC. (the “Representative”) acting as representative of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 6,200,000 units (“Units”) of the Company, plus up to an additional 930,000 Units if the Underwriters exercise the over-allotment option. Each Unit consists of (i) one share of the Company’s common stock, par value $0.00001 per share (“Common Stock”), (ii) one-half of one warrant, with each whole warrant entitling the holder thereof to purchase one share of Common Stock (“Warrant”), and (iii) one right (“Right”) to receive one-seventh of one share of Common Stock upon the consummation of the initial Company’s Business Combination, all as more fully described in the Company’s final Prospectus, dated November 22, 2021 (“Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-260360) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective by the Securities and Exchange Commission on November 22, 2021 (“Effective Date”);

WHEREAS, in connection with the initial capitalization of the Company the Sponsor purchased an aggregate of 1,550,000 shares of Common Stock, of which 30,000 shares have been transferred to each of Liu and Mortman and 150,000 shares will be transferred to Intrater;

WHEREAS, If the over-allotment option is exercised, we will issue our sponsor up to an additional 232,500 shares of our common stock (the “Over-allotment Shares”).

WHEREAS, the Sponsor has agreed to deposit all of its shares of Common Stock of the Company in escrow with the Escrow Agent as hereinafter provided;

WHEREAS, each of Intrater, Liu and Mortman (collectively referred to sometimes as the “Executives”) own (or shall own) the shares of Common Stock of the Company corresponding to their names as set forth on Exhibit A annexed hereto, and have each agreed to deposit such shares of the Company with the Escrow Agent as hereinafter provided; and

WHEREAS, the Company, the Executives and the Sponsor desire that the Escrow Agent accept the shares of Common Stock, into escrow, to be held and disbursed as hereinafter provided;

IT IS AGREED:

1.  Appointment of Escrow Agent. The Company, the Executives and the Sponsor hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.  Deposit of Shares. On or before the Effective Date, the Sponsor and the Executives shall have delivered to the Escrow Agent certificates (and applicable stock powers if requested by the Escrow Agent) representing such Sponsor’s and Executive’s respective shares of Common Stock set forth on Exhibit A hereto plus any Over-allotment Shares issued to any of the Sponsor or the Executives (“Escrow Shares”), to be held and disbursed subject to the terms and conditions of this Agreement. The Sponsor acknowledges that the certificate representing such Sponsor’s shares of Common Stock bears restrictive legends to reflect the deposit of such shares under this Agreement.

        3. Disbursement of the Escrow Shares.

3.1  Intentionally Omitted.

3.2   Except as otherwise set forth herein, the Escrow Agent shall hold the Escrow Shares until the earlier of (x) six (6) months after the date of the consummation of an initial Business Combination and (y) the date on which the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period following the consummation of the Business Combination (such period of time during which the Escrow Shares are held in escrow, the “Escrow Period”). The Company shall promptly provide notice of the consummation of an initial Business Combination to the Escrow Agent. Upon completion of the Escrow Period, the Escrow Agent shall disburse such amount of each Sponsor’s Escrow Shares to the Sponsor and/or Executives, as the case may be; provided, however, that if, within the Escrow Period, the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a notice executed by the Chairman of the Board, Chief Executive Officer or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated or such conditions have been achieved, as applicable, release the Escrow Shares to the Sponsor and/or the Executives, as the case may be. The Escrow Agent shall have no further duties hereunder after the disbursement of the Escrow Shares in accordance with this Section 3.2.

3.3  If the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated, then the Escrow Agent shall deliver the certificates representing the Escrow Shares to the Sponsor and Executives promptly after the public stockholders are paid the liquidating distributions and shall have no further duties hereunder.

4. Rights of Sponsor in Escrow Shares.

4.1  Voting Rights as a Stockholder. Subject to the terms of the Insider Letters described in Section 4.4 hereof and except as herein provided, the Sponsor shall retain all of their rights as stockholders of the Company as long as any shares are held in escrow pursuant to this Agreement, including, without limitation, the right to vote such shares.

4.2  Dividends and Other Distributions in Respect of the Escrow Shares. For as long as any shares are held in escrow pursuant to this Agreement, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Sponsor, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

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4.3  Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the Escrow Shares will be (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any of the Sponsor’s members, officers, directors, consultants or affiliates of the Sponsor or any of their affiliates or any other pecuniary interest holders in the Sponsor at the time of the Offering or family members of the foregoing; (b) to a holder’s stockholders or members upon the holder’s liquidation, in each case if the holder is an entity, (c) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) to the Company for no value for cancellation in connection with the consummation of a Business Combination; (g) by private sales or transfers made in connection with the consummation of an initial Business Combination at prices no greater than the price at which the securities were originally purchased; (h) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; (i) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (j) subsequent to the completion of the Company’s initial Business Combination, in the event of the Company’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided, however, that, unless the Company otherwise consents in writing, in the case of clauses (a) through (e) and (g), these permitted transferees must agree in writing to be bound by the transfer restrictions herein, the other restrictions contained in this Agreement, and any other applicable agreement by which the transferor is bound.

4.4  Letter Agreements. Each of the Sponsor and Executives has executed a letter agreement with the Company and the Representative, dated as of the date hereto, the form of which is filed as an exhibit to the Registration Statement (“Letter Agreement”), respecting the purchase of the securities of the Company owned by them, and the rights and obligations of such holder in certain events, including, but not limited to, the liquidation of the Company.

5. Concerning the Escrow Agent.

5.1  Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent in good faith to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2  Indemnification. Subject to Section 5.8 below, the Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence, fraud or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

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5.3  Compensation. Subject to Section 5.8 below, the Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4  Further Assurances. From time to time on and after the date hereof, the Company, the Executives and the Sponsor shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5  Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn the Escrow Shares over to a successor escrow agent appointed by the Company and approved by the Representative, which approval will not be unreasonably withheld, conditioned or delayed. If no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate in the State of New York.

5.6  Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by all of the other parties hereto; provided, however, that such resignation shall become effective only upon the appointment of a successor escrow agent selected by the Company and approved by the Representative, which approval will not be unreasonably withheld, conditioned or delayed.

5.7  Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence, fraud or willful misconduct.

5.8  Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6. Miscellaneous.

6.1  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, Borough of Manhattan, for purposes of resolving any disputes hereunder. AS TO ANY CLAIM, CROSS-CLAIM, OR COUNTERCLAIM IN ANY WAY BASED UPON, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY.

6.2  Third Party Beneficiaries. Each of the parties to this Agreement hereby acknowledges that the Representative is a third-party beneficiary of this Agreement.

6.3  Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may only be changed, amended, or modified by a writing signed by each of the parties hereto.

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6.4  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6  Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or by email transmission:

If to the Company, to:

Mana Capital Acquisition Corp.

8 The Green

Suite #12490

Dover, DE 19901

Attn: Jonathan Intrater

Email: jintrater@ladenburg.com

If to Sponsor or any Executive , to his/her/its address set forth in Exhibit A.

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

1 State Street

New York, New York 10004

Attn:

Email:

A copy of any notice sent hereunder shall be sent to:

Ladenburg Thalmann & Co., Inc.

640 5th Avenue, 4th Floor

New York, NY 10019

Attn.:

Email:

with a copy to:

BlankRome, LLP

2127 Avenue of the Americas

New York, NY 10020

Attn: Brad Shiffman, Esq.

Email: bshiffman@blankrome.com

and:

Becker & Poliakoff LLP

45 Broadway, 17th Floor

New York, New York 10006

Attn: Jie Chengying Xiu, Esq.

Fax No.: (212) 599-3322

Email: jxiu@beckerlawyers.com

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

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6.7  Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period specified in the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.

6.8  Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Delivery of a signed counterpart of this Agreement by fax or email/.pdf transmission shall constitute valid and sufficient delivery thereof.

[Signature Page Follows]

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Escrow Agreement - Signature Page

WITNESS the execution of this Agreement as of the date first above written.

MANA CAPITAL ACQUISITION CORP.

/s/ Jonathan Intrater

Name: Jonathan Intrater

Title: Chief Executive Officer

MANA CAPITAL LLC

By: /s/ Tong Mao

Name: Tong Mao

Title: Authorized Person

CONTINENTAL STOCK TRANSFER AND TRUST COMPANY

By:/s/ Michael Goedecke

Name: Michael Goedecke

Title: Vice President

INVESTORS:

/s/ Jonathan Intrater

Name: Jonathan Intrater

/s/ Allan Liu

Name: Allan Liu

/s/ Loren Mortman

Name: Loren Mortman

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EXHIBIT A

Escrow Shares and Holder Information

Name and Address	Shares in Escrow

Mana Capital LLC	1,490,000 shares of Common Stock (plus up to 232,500 shares of Common Stock if the Over-allotment option is exercised in full).

Allan Hui Liu	30,000 shares

Loren Mortman	30,000 shares

Jonathan Intrater	150,000 shares (included in the 1,490,000 shares initially registered in the name of Mana Capital LLC)

Total	1,550,000 shares (1,782,500 shares if the Over-allotment option is exercised in full).

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